EXHIBIT 10.A

FY13 Executive Incentive Plan

1.	Purpose: The FY13 Executive Incentive Plan (the”FY13 Plan”) is designed to reward key management for achieving certain financial and business objectives.

2.	Plan Period: The FY13 Plan covers the period from September 29, 2012 through September 27, 2013.

3.
Eligibility: This program applies to the Chief Executive Officer and his direct reporting senior executives. Other key employees may be added based upon the recommendation of the Chief Executive Officer and subsequent approval of the Compensation Committee. Those employees not covered by this plan may be eligible for other programs established by Skyworks.

4.
Incentive Targets: Participants are eligible to earn a percentage of their base salary for attaining certain performance objectives. Nominal, target and stretch incentive awards have been established as follows (shown as a percentage of the participant's base salary):

Name	Incentive At Nominal	Incentive At Target	Incentive At Stretch
CEO	75.0%	150.0%	300.0%
EVP, GM	40.0%	80.0%	160.0%
CFO	37.5%	75.0%	150.0%
VP Ops, VP Sales	35.0%	70.0%	140.0%
Other VPs	27.5%	55.0%	110.0%

5.	FY13 Metrics: The performance metrics for FY13 are as follows:

1st Half Metrics

Metric	Nominal	Target	Stretch
Gross Margin (%)[1]	REDACTED	REDACTED	REDACTED
Operating Income ($M)[1]	REDACTED	REDACTED	REDACTED
     1 After incentive

Performance periods are semi-annual. The individual metrics above are for normal operations and any extraordinary events and/or charges will be brought to the Compensation Committee for review and approval.

Metrics will be weighted based on corporate performance for the first half of FY13 as follows:

1st Half Metric Weighting

	Gross Margin (%)	Operating Income ($)
All Executives	50%	50%

1 of 2
FY13 EIP (1st Half) REDACTED

6.
How the Plan Works: Upon completion of the first six months of the Fiscal Year, the Chief Executive Officer will provide the Compensation Committee with recommendations for incentive award payments to the named participants of the plan. The Committee will review the recommendations and approve the actual amount to be paid to each participant. The Committee will rely upon the CEO for the appropriate distribution of the authorized incentive pool. The same process will occur for the 2nd 6 months of the Fiscal Year. All incentive award payments under the FY13 Plan, if earned, will be paid by March 15th of the calendar year following the end of the fiscal year in which the performance occurs.

7.
Administration: Actual performance between the Nominal and Target metrics will be paid on a linear sliding scale beginning at the Nominal percentage and moving up to the Target percentage. The same linear scale will apply for performance between Target and Stretch metrics. In order to fund the incentive plans and insure the overall Company's financial performance, the following terms apply.

◦	No incentive award will be paid unless the Company meets its Nominal operating income goal after accounting for any incentive award payments.

◦	Payout for the first six month performance period will be capped at 80% of earnings with 20% being held back until the end of the fiscal year based on sustained performance.

◦
Incentive payments will be processed in a timely manner at the completion of each six month performance period. Skyworks' CEO, subject to approval by the Compensation Committee, retains discretion to award below nominal or above Stretch and to modify all individual incentive payments to ensure equitable distribution of incentives; such modifications may include, but are not limited to, the delivery of equity or similar instruments in lieu of cash payments.

◦
Any payout shall be conditioned upon the Participant's employment by the Company on the date of payment; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a participant's termination of employment, retirement, death or disability.

8.	Taxes: All awards are subject to federal, state, local and social security taxes. Payments under this Plan will not affect the base salary, which is used as the basis for Skyworks' benefits program.

9.	Amendments: The Company reserves the right to amend or terminate the FY13 Plan at any time in its sole discretion.

2 of 2
FY13 EIP (1st Half) REDACTED